                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported): December 7, 1998



                           SI DIAMOND TECHNOLOGY, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                      Texas
                 (State or Other Jurisdiction of Incorporation)


       1-11602                                           76-0273345
(Commission File No.)                       (I.R.S. Employer Identification No.)

                             3006 Longhorn Boulevard
                                    Suite 107
                               Austin, Texas 78758
                    (Address of Principal Executive Offices)

                                 (512) 339-5020
              (Registrant's Telephone Number, Including Area Code)

Item 5.  Other Events

         On November 11, 1998, Electronic Billboard Technology, Inc. ("EBT"), a wholly-owned subsidiary of SI Diamond Technology, Inc. ("SIDT") entered into a Marketing Agent Agreement (the "Marketing Agreement") with Vision Mark, L.L.C., a Texas limited liability company ("Vision Mark"). Pursuant to the Marketing Agreement, EBT appointed Vision Mark as a nonexclusive marketing representative. In connection with the Marketing Agreement, SIDT entered into a Consulting and Advisory Services Compensation Agreement ("Compensation Agreement") with C & A Services, L.L.C. ("C & A"). Pursuant to the Compensation Agreement, Billy Jeff Clement has the right to be added to the Board of Directors of SIDT. SIDT also agreed that at such time as EBT shall enter into a letter of intent for the installation of certain of its operating systems resulting from Vision Mark's representation of EBT, SIDT shall issue C & A 300,000 shares of its Common Stock.
         SIDT also issued warrants to purchase SIDT Common Stock to C & A, which shall be exercisable upon the achievement of certain goals as described below:

         (1) Once EBT has received revenue from arrangements pursuant to the Marketing Agreement in the aggregate of $10,000,000, and for each successive and cumulative $10,000,000 increment of revenue achieved pursuant to the Marketing Agreement, C & A may exercise warrants to purchase up to 250,000 shares of SIDT Common Stock at a purchase price equal to 50% of the average closing price of SIDT Common Stock on the five business days next preceding the date of the achievement of each $10,000,000 increment in revenue from the Marketing Agreement.

          (2) Within 60 days following each annual anniversary of the Marketing Agreement, if the aggregate revenue from the Marketing Agreement is at least equal to $10,000,000 for each such annual period, C & A shall have the additional right thereafter to exercise warrants to purchase shares of SIDT Common Stock with respect to each such annual determination. If the amount of revenue received pursuant to the Marketing Agreement is equal to, but not less than 25% of, the aggregate revenue of SIDT for each such annual period, C & A may exercise warrants to purchase up to 100,000 shares of SIDT Common Stock at a purchase price equal to 75% of the average closing price of SIDT Common Stock on the five business days next preceding the last business day of each such annual period. For each additional 1% above 25% that the revenue received pursuant to the Marketing Agreement contributed to the aggregate SIDT annual revenue for such annual period, C & A may exercise warrants to purchase up to 100,000 such additional shares of SIDT Common Stock, in incremental amounts of 4,000 shares of SIDT Common Stock each for each such additional 1% of revenue that the Marketing Agreement contributed to the aggregate revenue of SIDT for such annual period. These warrants may be exercised at a purchase price equal to the average closing price of SIDT Common Stock on the five business days next preceding the last business day of such annual period, less a percentage equal to the sum of 25% plus an additional 1% for each additional 1% over and above 25% (not to exceed, in the aggregate, 50%) that the revenue achieved pursuant to the Marketing Agreement contributed to the aggregate SIDT revenue for such annual period.

          (3) SIDT has also issued warrants to C & A to purchase an additional 2.300,000 shares of SIDT's Common Stock upon the receipt by EBT of each of $100,000,000 and $200,000,000, respectively, of cumulative revenue from the Marketing Agreement (for a maximum of 4,600,000 shares). The purchase price for the shares subject to these warrants shall be equal to 50% of the average closing price on the five business days next preceding the date on the achievement of each of $100,000,000 and $200,000,000 of such cumulative revenue by EBT.
         Notwithstanding anything contained in the Compensation Agreement, the number of shares of SIDT Common Stock received by C & A shall not exceed 10,000,000 shares, subject to adjustment in certain circumstances.
         The Company also announced that the proposed transaction in which EBT Acquisition Company was going to buy the assets of Electronic Billboard Technology, Inc. was terminated by mutual agreement of both parties.

Item 7.  Financial Statements and Exhibits.

         (c)   Exhibits:

               4.1 Regulation D Subscription Agreement dated as of November 11, 1998, by and between the Company and C & A Services, L.L.C., for the issuance of warrants to purchase shares of Common Stock of the Company.

               10.1 Consulting and Advisory Services Compensation Agreement by
                    and between the Company and C & A Services, L.L.C., dated as of November 11, 1998.

               10.2 Marketing Agent Agreement by and between Electronic
                    Billboard Technology, Inc. and Vision Mark, L.L.C., dated as of November 11, 1998.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                     SI DIAMOND TECHNOLOGY, INC.


                                                By: /s/Douglas P. Baker
                                                    ----------------------------
                                                          Douglas P. Baker
                                                           Vice President
                                                    and Chief Financial Officer


Dated:  December 7, 1998